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                                                                     Exhibit 4.1


                                  BLYTH , INC.

                1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                   (AMENDED AND RESTATED AS OF APRIL 4, 2002)

1.       PURPOSE

         The purpose of the BLYTH, INC. 1994 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (the "Plan") is to attract and retain the services of experienced and knowledgeable independent directors of Blyth Inc., a Delaware corporation (the "Company"), for the benefit of the Company and its stockholders and to provide additional incentive for such directors to continue to work for the best interests of the Company and its stockholders through continuing ownership of its Common Stock, $.02 par value (the "Common Stock").

2.       SHARES SUBJECT TO THE PLAN

         The total number of shares (the "Shares") of Common Stock for which options may be granted under the Plan shall not exceed 270,000 in the aggregate, subject to adjustment in accordance with Section 12 hereof. Within the foregoing limitations, Shares for which options have been granted pursuant to the Plan but which options have lapsed or otherwise terminated shall become available for the grant of additional options. There will initially be reserved for issuance or transfer from the Company's treasury upon the exercise of options granted under the Plan 270,000 Shares, subject to adjustment in accordance with Section 12 hereof.

3.       ADMINISTRATION OF PLAN

         The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

4.       ELIGIBILITY; GRANT OF OPTION

         Each director of the Company who (a) is elected to office for the first time after March 1, 1994, and (b) is not, and has not been during the immediately preceding 12-month period, an officer or employee of the Company or any subsidiary of the Company (a "Participant") shall automatically be a participant in the Plan. Options will be granted in the following manner:

                  (i) Each Participant who is elected to office for the first time after January 31, 2002 shall automatically be granted an option to acquire 10,000 Shares under the Plan, effective as of the date of such election.

                  (ii) Commencing with the annual meeting of the Company's stockholders to be held in June, 2003, each Participant shall, on the date of each such annual meeting, automatically be granted an option to acquire 5,000 Shares under the Plan provided that such Participant (a) has been in office for at least six months at the time of such annual meeting and (b) will remain in office following such annual meeting.
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                  (iii) Each Participant who will remain in office following the annual meeting of the Company to be held in June, 2002 and who was, on January
1, 2002, granted an option to acquire 1,500 Shares under the Plan, as then in effect, shall on the date of the Company's annual meeting to be held in June, 2002, be granted an option to acquire 3,500 Shares under the Plan.

5.       OPTION AGREEMENT

         Each option granted under the Plan shall be evidenced by an option agreement (the "Agreement") duly executed on behalf of the Company and by the Participant to whom such option is granted, which Agreements may but need not be identical and which shall (i) comply with and be subject to the terms and conditions of the Plan and (ii) provide that the Participant agrees to continue to serve as a director of the Company during the term for which he or she was elected. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board. No option shall be deemed granted within the meaning of the Plan and no purported grant of any option shall be effective until such Agreement shall have been duly executed on behalf of the Company and the Participant to whom the option is to be granted.

6.       OPTION EXERCISE PRICE

         The option exercise price per Share for an option granted under the Plan shall be the Fair Market Value (as hereinafter defined) of the Common Stock on the date on which such option is granted or, if such date is not a business day on which the Common Stock is traded, the next immediately preceding trading day (the "Pricing Date"). For purposes hereof, the Fair Market Value of the Common Stock shall be equal to:

                  (a) if such shares are publicly traded, (i) if the Common Stock is then traded on a national securities exchange, the average of the high and low prices on the date of grant or, if such date is not a business day on which shares are traded, the next immediately preceding trading day, or (ii) the closing price, if applicable, or the average of the last bid and asked prices on the date of grant or, if such date is not a business day on which shares are traded, the next immediately preceding trading day, in the over-the-counter market as reported by NASDAQ; or

                  (b) if there is no public trading market for such shares, the fair value of such shares on the date of grant as determined by the Board after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arms' length.

         Anything contained in the Plan to the contrary notwithstanding, all determinations pursuant to Section 6(b) shall be made without regard to any restriction other than a restriction which, by its terms, will never lapse.

7.       TIME AND MANNER OF EXERCISE OF OPTION

         (a) Options granted under Section 4.(i) of the Plan shall become exercisable as follows: 50% of such options shall become exercisable on the first anniversary of the date of


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grant and 50% of such options shall become exercisable on the second anniversary of the date of grant.

         (b) Options granted under Sections 4.(ii) and 4.(iii) of the Plan shall become exercisable in full on the earlier of the first anniversary of the date of grant or the date of the next Annual Meeting of the Company to occur after the date of grant.

         (c) To the extent that the right to exercise an option has accrued and is in effect, the option may be exercised from time to time, by giving written notice, signed by the person or persons exercising the option, to the Company, stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares.

         (d) Upon exercise of the option, delivery of a certificate for fully paid and non-assessable Shares shall be made at the principal office of the Company to the person or persons exercising the option as soon as practicable (but in no event more than 30 days) after the date of receipt of the notice of exercise by the Company, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the option.

8.       TERM OF OPTIONS

         Each option shall expire 10 years from the date of the granting thereof, but shall be subject to earlier termination as follows:

                  (a) In the event of the death of a Participant, the option granted to such Participant may be exercised, to the extent exercisable on the date of death pursuant to Section 7(a), by the estate of such Participant, or by any person or persons who acquired the right to exercise such option by will or by the laws of descent and distribution. Such option may be exercised at any time within 12 months after the date of death of such Participant or prior to the date on which the option expires by its terms, whichever is earlier.

                  (b) In the event that a Participant ceases to be a director of the Company, other than by reason of his or her death, the option granted to such Participant may be exercised, to the extent exercisable on the date the Participant ceases to be a director, for a period of 365 days after such date, or prior to the date on which the option expires by its terms, whichever is earlier.

9.       MERGER, CONSOLIDATION, SALE OF ASSETS, ETC., RESULTING IN A CHANGE OF
         CONTROL

         (a) In the event of a Change in Control (as hereinafter defined), notwithstanding the provisions of Sections 7(a) and 8, an option granted to a Participant shall become fully exercisable if, within one year of such Change in Control, such Participant shall cease for any reason to be a member of the Board. For purposes hereof, a Change in Control of the Company shall be deemed to have occurred if (i) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the


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surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or
(ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the outstanding Common Stock; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

         (b) Any exercise of an option permitted pursuant to Section 9(a) shall be made within 180 days of the relevant Participant's termination as a director of the Company.

10.      OPTIONS NOT TRANSFERABLE

         The right of any Participant to exercise an option granted to him or her under the Plan shall not be assignable or transferable by such Participant otherwise than by will or the laws of descent and distribution, and any such option shall be exercisable during the lifetime of such Participant only by him or her.

11.      NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE

         Neither the recipient of an option under the Plan nor his or her successors in interest shall have any rights as a stockholder of the Company with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

12.      ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

         In the event that the outstanding shares of the Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in capital stock, appropriate adjustment shall be made in the number and kind of shares subject to and reserved for issuance or transfer under the Plan and as to which outstanding options (or portions thereof then unexercised) shall be exercisable, to the end that the proportionate interest of Participants and prospective Participants, with respect to options theretofore granted and to be granted, shall be maintained as before the occurrence of such event. Such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options, but with a corresponding adjustment in the option price per share.

13.      RESTRICTIONS ON ISSUE OF SHARES

         Anything contained in this Plan to the contrary notwithstanding, the Company may delay the issuance of Shares covered by the exercise of any option and the delivery of a certificate for such Shares until one of the following conditions shall be satisfied:


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                  (i) the Shares with respect to which an option has been
exercised are at the time of the issuance or transfer of such Shares effectively registered under applicable federal securities laws now in force or hereafter amended; or

                  (ii) counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that such Shares are exempt from registration under applicable federal securities laws now in force or hereafter amended.

It is intended that all exercises of options shall be effective. Accordingly, the Company shall use its best efforts to bring about compliance with the above conditions within a reasonable time.

14.      PURCHASE FOR INVESTMENT

         Unless the Shares to be issued upon exercise of an option granted under the Plan have been effectively registered under the Securities Act of 1933, as amended (the "Securities Act"), as now in force or hereafter amended, the Company shall be under no obligation to issue or transfer any Shares covered by any option unless the person or persons who exercise such option, in whole or in part, shall give a written representation and undertaking to the Company, which is satisfactory in form and scope to counsel to the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring the Shares issued or transferred to him or her pursuant to such exercise of the option for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution for any such Shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act, or any other applicable law, and that if Shares are issued or transferred without such registration a legend to such effect may be endorsed upon the certificates representing the Shares.

15.      EFFECTIVE DATE

         The effective date (the "Effective Date") of this Plan shall be the date which is the later of (i) the date on which the Plan was first approved by the stockholders of the Company and (ii) the effective date of the registration statement filed by the Company under the Securities Act in connection with the initial public offering of the Common Stock.

16.      EXPENSES OF THE PLAN

         All costs and expenses of the adoption and administration of the Plan shall be borne by the Company and none of such expenses shall be charged to any Participant.

17.      TERMINATION AND AMENDMENT OF PLAN

         Unless sooner terminated as herein provided, the Plan shall terminate ten years from the Effective Date. The Board may at any time terminate the Plan or make such modification or amendment thereof as it deems advisable; provided, however, that the Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder; and provided further, however, that, except as provided in Section 12, the Board may not, without the approval of the stockholders of the Company, increase the maximum


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aggregate number of shares for which options may be granted under the Plan or the number of Shares for which an option may be granted to any Participant. Termination or any modification or amendment of the Plan shall not, without the consent of a Participant, affect his or her rights under an option previously granted to him or her.


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